UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2012

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Amendment to Asset Purchase Agreement

As previously disclosed, on October 16, 2012, A123 Systems, Inc. (the “Company”) and its subsidiaries, A123 Securities Corporation and Grid Storage Holdings LLC, entered into an asset purchase agreement (as amended, the “Asset Purchase Agreement”) with Johnson Controls, Inc. (“JCI”), pursuant to which, subject to the terms and conditions thereof, JCI agreed to acquire the Company’s automotive business assets and certain liabilities, including all of its automotive technology, certain products and customer contracts, its facilities in Livonia and Romulus, Michigan and the Company’s equity interest in Shanghai Advanced Traction Battery Systems Co., the Company’s joint venture with Shanghai Automotive, for an aggregate purchase price of $116 million.  Additionally, pursuant to the Asset Purchase Agreement, the Company has granted JCI the option to acquire its cathode powder manufacturing facilities in China for an additional purchase price of $9 million.  The Asset Purchase Agreement and anticipated related agreements contemplate that JCI will license back to the Company certain technology and intellectual property for use in the Company’s grid and commercial businesses on an exclusive basis.

On November 26, 2012, the Company and JCI entered into a third amendment to the Asset Purchase Agreement (the “Amendment”).  The Amendment, among other things, reduces the Breakup Fee (as defined in the Asset Purchase Agreement) from $3,750,000 to $2,500,000.  The Breakup Fee is payable by A123 to JCI in certain circumstances, including the Bankruptcy Court approving a higher bid as a result of the auction of the Company’s assets that is expected to occur on December 6, 2012.  The Amendment also caps (subject to certain exceptions) the amount of JCI’s expenses related to the Asset Purchase Agreement that are required to be reimbursed by the Company.  The Amendment further provides that A123 shall be allowed, in addition to any other remedies that might be available, to seek specific performance against JCI in the event JCI breaches the Asset Purchase Agreement or otherwise fails to consummate the sale of assets contemplated by the Asset Purchase Agreement pursuant to its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.
(Registrant)

Date: November 28, 2012	By:	/s/ Eric J. Pyenson
		Name:	Eric J. Pyenson
		Title:	Vice President and General Counsel